Exhibit 10.2 - Sales and Marketing Agreement

SALES AND MARKETING SERVICES AGREEMENT

BY AND BETWEEN

KONARED CORPORATION

AND

SPLASH BEVERAGE GROUP, INC.

This Marketing Services Agreement is entered into this 22nd day of April, 2014, (the "Effective Date"), by and between KonaRed Corporation, (“Client”), and Splash Beverage Group, Inc. ("Consultant"). Capitalized terms in this Agreement have the same definition as in the parties Confidential Distribution Agreement, unless otherwise defined here.

1.	Appointment

Client hereby appoints Consultant as Client’s Sales and Marketing Consultant, to provide marketing consulting services to Client, and to assist Client in marketing and selling Client's products in field and trade channels within the United States and its Territories; and Consultant hereby accepts said appointment.

2.	Scope of Marketing Services

Separate and apart from any information or advice which Consultant may provide to Client as contemplated within the scope of the Confidential Distribution Agreement which the parties have executed, Client is herein contracting with Consultant for the purchase of information and advice from Consultant so as to determine strategies and methods to increase Client's sales within the Territory.

Consultant shall provide Client with the marketing services over the Term of this Agreement as follows:

A.	Study Client’s products, packaging, sales and promotional materials and periodically report to Client any recommendations which Consultant believes may increase Client's sales;

B.	Analyze Client’s present and potential markets in the Territory;

C.	Assist with or create, prepare, and submit to Client for approval, advertising ideas and programs;

D.	Prepare and submit to Client for approval, estimates of costs of recommended advertising programs;

E.	Assist Client in writing, designing, illustrating and/or otherwise preparing Client’s advertisements, including labels, print media, point of purchase;

F.
Obtain approval of all Press Releases, displays, commercials to be broadcast, and/or other appropriate forms of media to convey Client’s message, provided that such approval shall not be unreasonably withheld or delayed;

G.	Assist Client in checking and verifying insertions, displays, broadcasts, or other means used, to market and advertise Client's products.

Scope of Sales Services

Consultant shall provide Client with the sales services in field and trade channels according to industry-accepted, commercially-reasonable standards over the Term of this Agreement as follows:

A.
Consultant to develop and manage a Direct Store Distribution ('DSD') network of 3rd party distributors and Broad-line Warehouse Distributors (the 'Distributor Network') and is responsible for all channels of trade including but not limited to all Independent Accounts, Convenience & Gas Accounts, Regional & National Chain C-Stores, Regional & National Grocery Chains, Mass Merchandisers and Club Stores within the Territory. B. Service and Manage Distributor Network C. Maintain Distributor Network via Field Sales Force with sufficient coverage per DSD / Market D. Sell to and Expand Retail Accounts serviceable by Distributor Network

E.
Expand retail presence in Independent Accounts, Convenience & Gas Accounts, Regional & National Chain C-Stores, Regional & National Grocery Chains, Mass Merchandisers and Club Stores. F. Develop and Manage Sales Promotions with Distributor Network.

G.	Develop and Manage Sales Promotions with Retail Accounts

H.	Manage Street Team and Any In Field and Trade Marketing

I.	Manage all Charge Backs, Bill Backs, In Store Promos, BOGOS

J.	Train all Sales People with Brand Message

K.	Manage and Maintain all Product Flow from Splash to DSD to Retail

3.	Ownership

All campaigns, trademarks, service marks, slogans, artwork, written materials, drawings, photographs, graphic materials, film, music, transcriptions, or other materials that are subject to copyright, trademark, patent, or similar protection (collectively, the “Work Product”) produced by Client and/or Consultant, and pertaining to Client and/or its products or business shall be the property of the Client.

Notwithstanding the foregoing, it is understood that Consultant may, on occasion, license materials from third parties for inclusion in Work Product. In such circumstances, ownership of such licensed materials remains with the licensor at the conclusion of the term of the license. In such instances, Client agrees that it remains bound by the terms of such licenses. Consultant shall keep Client informed of any such limitations.

4.	Term

The term of this Agreement shall commence on the date set forth above, and shall continue for a period of five (5) years unless terminated according to this Agreement.

Upon termination, Consultant shall transfer and/or assign to Client: (1) all Work Product in Consultant’s possession or control belonging to Client, subject, however, to any rights of third parties or joint ownership; and (2) all contracts with third parties, including advertising media or others.

5.	Compensation; Billing Procedure; Marketing Expenditure Commitment

Monthly Consulting Fee.

It is agreed that Consultant's provision to Client of Sales and Marketing services are independent of the Confidential Distribution Agreement and there are no discounts conveyed by this Agreement to the product prices which Client may charge to Consultant for sales of Client's products to Consultant under the Confidential Distribution Agreement.

Consultant will provide Client with invoices for the Sales and Marketing services provided under this Agreement.

It is mutually acknowledged that under the Confidential Distribution Agreement, Consultant has the exclusive right to distribute Client’s consumer beverage products within the Territory, which is presently defined as the United States and its Territories.

Client agrees to pay Consultant for the aforesaid Sales and Marketing consulting services to be rendered to Client, a monthly consulting fee equal to a percentage of invoiced sales for Products purchased by Consultant from Client at Client’s stated wholesale price on an invoice-by-invoice basis (hereinafter the "Invoiced Sales"). The consulting fee shall be fixed as a percentage of Invoiced Sales as follows:

From the Effective Date to July 31, 2014: ...

From July 31, 2014 to December 31, 2014: ...

For the calendar year 2015: ...

For the calendar year 2016: ...

For the calendar year 2017: ...

For the calendar year 2018: ...

Renewal Term(s) annual net revenue retention percentage shall be equal to the 2018 percentage unless otherwise agreed to by the parties in writing.

Marketing Expenditure Commitment

Consultant agrees to commit the following minimum marketing expenditures for payment of third parties’ costs to Consultant in connection with sales of Products in the Territory as defined by the parties Confidential Distribution Agreement, payable (where applicable) to Consultant within thirty (30) days of receiving an invoice from Consultant for such expenses.

From the effective date to December 31, 2014: ...

For the calendar year 2015: ...

For the calendar year 2016: ...

For the calendar year 2017: ...

For the calendar year 2018: ...

Renewal Term(s) marketing expenditure to be determined within ninety (90) days after fourth anniversary of Effective Date or beginning of a Renewal term, with expenditure not less than the last year of the term that is ending (e.g., the marketing expenditure for the first year of the first renewal term shall not be less than ...).

6.	Confidentiality and Safeguard of Property

Client and Consultant respectively agree to keep in confidence, and not to disclose or use for its own respective benefit or for the benefit of any third party (except as may be required for the performance of services under this Agreement or as may be required by law), any information, documents, or materials that are reasonably considered confidential regarding each other’s products, business, customers, clients, suppliers, or methods of operation; provided, however, that such obligation of confidentiality will not extend to anything in the public domain or that was in the possession of either party prior to disclosure. Consultant and Client will take reasonable precautions to safeguard property of the other entrusted to it.

7.	Commitments to Third Parties

All purchases of media, production costs, and engagement of talent will be made by Client, or if made by Consultant, shall be subject to Client’s prior approval. Client reserves the right to cancel any such authorization given by Consultant, whereupon Consultant will take all appropriate steps to effect such cancellation, provided that Client will hold Consultant harmless with respect to any costs incurred by Consultant as a result, which costs shall not count toward the Marketing Expenditure Commitment.

8.	Amendments

Any amendments to this Agreement must be in writing and signed by Consultant and Client.

9.	Notices

Any notice shall be deemed given on the day of mailing or, if notice is by telegram, e-mail, or fax, on the next day following the day notice is deposited with the telegraph company for transmission, or e-mailed or faxed.

10.	Governing Law

This Agreement shall be governed and construed for all purposes under and in accordance with the laws of the State of Nevada, without regard for choice of laws principles.

In the event of the breach of or a default under this Agreement by either party, the other party, in addition to any other rights or remedies under this Agreement, shall be entitled to injunctive relief and/or specific performance of this Agreement, either of which shall be sought from a court of competent jurisdiction within the State of Nevada. In the event either party’s Marks are in jeopardy of reputation, dilution, tarnishment, or other harm or damage that money damages cannot remedy alone, that party shall be entitled to temporary, preliminary, or permanent injunctive relief without bond. Any other dispute for breach of contract shall be brought by binding arbitration in Clark County, Nevada under the American Arbitration Association Rules. Arbitration shall not be commenced until expiration of a sixty (60) day cooling off period after notice of default, during which time the parties shall act in good faith to (1) resolve the dispute and (2) continue to perform under the Agreement. In any proceedings brought to enforce this Agreement or enjoin improper action or to recover damages, the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred with respect to those proceedings, in addition to any other damages or remedies allowed under applicable law.

The parties hereby submit to the exclusive jurisdiction of the Courts of Clark County, Nevada, in respect of any dispute for breach of contract or default arising under or in connection with this Agreement to seek injunctive relief and/or specific performance of this Agreement and to arbitration in Clark County, Nevada, under the American Arbitration Association Rules, for any other dispute, as specified above.

11.	Termination

a. For Cause: Either party may terminate this Agreement for cause, provided written notice specifying in detail the reason for termination is provided and the alleged cause is not cured within sixty (60) days of receipt of the Notice of Termination for Cause (except that only thirty (30) days notice is required for non-payment). Termination for cause shall be effective thirty (30) days after the cure period ends (except ten (10) days for non-payment). Notice must be provided within one (1) month of having knowledge of the material breach or the right to terminate based on that issue is waived. A corrective plan to cure shall be treated as a cure if provided during the cure period and accepted by the non-breaching party, so long as the breaching party commences activities reasonably designed to cure the breach within the cure period.

b. Cause defined: Cause shall include a material breach of this Agreement or violation of any warranty or representation in this Agreement.

c. Change in Control: Either party may terminate this Agreement on thirty (30) days written notice in the event of a material change in the other party's executive management, or in the event of the cancellation by either party of the Confidential Distribution Agreement into which they have also entered.

d. Unavailablity of Capital or Credit Line: In the event that Client is unable to support the payment terms of this Agreement through the use of its capital or credit resources, it may terminate this Agreement with thirty (30) days written notice to Consultant.

e. The parties may terminate this Agreement immediately by mutual agreement at any time per the terms and conditions of this Agreement.

IN WITNESS WHEREOF, Consultant and Client have executed this Agreement.

CONSULTANT: SPLASH BEVERAGE GROUP, INC.

By:/s/ Robert Nistico

Robert Nistico
Chief Executive Officer

CLIENT: KONARED CORPORATION

By: /s/ Shaun Roberts

Shaun Roberts
Chief Executive Officer